Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 27, 2020

Coty Inc.

350 Fifth Avenue

New York, New York 10118

Re:	Coty Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Coty Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholder identified on Schedule A hereto (the “Selling Stockholder”) of (i) up to 1,000,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock” and such shares, the “Resale Preferred Shares”), issued to the Selling Stockholder pursuant to the Series B Investment Agreement, dated May 11, 2020 (as amended to date, the “Investment Agreement”), by and between the Company and the Selling Stockholder, and (ii) up to 160,256,400 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” and such shares, the “Resale Conversion Shares”), initially issuable upon conversion of the Resale Preferred Shares pursuant to the Certificate of Designations (as defined below). The Resale Preferred Shares and the Resale Conversion Shares are collectively referred to herein as the “Resale Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Resale Shares filed on August 27, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Coty Inc.

August 27, 2020

(b) the prospectus, dated August 27, 2020, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the Investment Agreement;

(d) an executed copy of a certificate of Christina Kiely, Associate General Counsel and an Assistant Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e) a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of May 26, 2020 and June 25, 2020, and certified pursuant to the Secretary’s Certificate;

(f) a copy of the Certificate of Designations as filed with the Secretary of State of the State of Delaware designating the Preferred Stock on May 26, 2020 (the “Certificate of Designations”), and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s By-laws, as amended and in effect on May 26, 2020 and as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(h) a copy of certain resolutions of the Board of Directors of the Company, adopted on May 26, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 1 below, we have assumed that (i) the Company received the consideration for the Resale Preferred Shares set forth in the Investment Agreement and the applicable board resolutions and (ii) the issuance of the Resale Preferred Shares has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Investment Agreement.

Coty Inc.

August 27, 2020

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Resale Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2. The 160,256,400 Resale Conversion Shares initially issuable upon conversion of the Resale Preferred Shares pursuant to the Certificate of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon conversion of the Resale Preferred Shares in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, we have assumed that the Conversion Price (as defined in the Certificate of Designations) will be at least equal to the par value of the Resale Conversion Shares at the time of conversion.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB

Schedule A

Selling Stockholder	Total Number of Resale Preferred Shares	Total Number of Resale Conversion Shares
KKR Rainbow Aggregator L.P.	1,000,000	160,256,400